Exhibit 10.1

FLIR SYSTEMS, INC.
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
1.INTRODUCTION. The FLIR Systems, Inc. Change in Control Executive Severance Benefit Plan (the “Plan”) is hereby established effective as of October 16, 2019 (the “Effective Date”). The Plan provides for the payment of certain severance benefits to eligible employees of FLIR Systems, Inc. (the “Company”) in the event of a qualifying termination of employment in connection with a Change in Control, all on the terms and conditions described in the Plan. This document constitutes both the Plan document and the Summary Plan Description for the Plan.
2.    DEFINITIONS. For purposes of the Plan, the following terms are defined as follows:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Cause” means, with respect to a Participant:
(i)    any material violation by the Participant of any law or regulation applicable to the business of the Company;
(ii)    Participant’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude;
(iii)    Participant’s commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of Participant (excluding inadvertent acts that are promptly cured following notice);
(iv)    continued material violations by Participant of Participant’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on Participant’s part, but, if such violation is curable, only after the Company has delivered a written demand for performance to Participant that describes the basis for the Company’s belief that Participant has not substantially performed Participant’s duties and Participant has not cured within a period of (15) days following notice;
(v)    Participant’s willful failure (other than due to physical incapacity) to cooperate with an investigation by a governmental authority or the Company of the Company’s business or financial condition;
(vi)    any other willful misconduct or gross negligence by Participant that is materially injurious to the financial condition or business reputation of the Company; or

(vii)    a material breach of the Participant’s fiduciary duty to the Company.
Notwithstanding the above, if approved by the Plan Administrator and specifically provided in the Participation Notice, a different definition of Cause may apply to a particular Participant to the extent provided in the Participant’s Participation Notice
(c)    “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:
(i)    A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v).
(ii)    A “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi).
(iii)    A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii)(B).
(d)     “Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 18 months following a Change in Control.
(e)     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

(f)    “Disability” shall mean, with respect to a Participant, a total and permanent disability as defined in Code Section 22(e)(3).
(g)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(h)     “Good Reason Termination” means the voluntary termination of employment with the Company by the Participant resulting in a Separation from Service after one or more of the following is undertaken (through a single action or series of actions) without the Participant’s written consent:
(i)    a material reduction in Participant’s duties, authority or responsibilities as in effect immediately prior to the Change in Control or immediately prior to the Change in Control Period (whichever is more favorable to Participant);
(ii)    a material reduction by the Company in Participant’s annual base compensation or target bonus opportunity (as a percentage of base compensation) as in effect on the Effective Date, specifically excluding one or more reductions totaling not more than 15% (applied separately to base compensation and bonus) that is equally applied to substantially all other senior executives of the Company;
(iii)    the relocation of Participant’s principal work location to a location more than 50 miles from Participant’s principal work location as of immediately prior to the Effective Date;
(iv)    the failure of a successor to the Company to become liable under the Plan as contemplated in Section 15(b); or
(v)    a material breach by the Company of this Plan or any Company equity award agreement entered into with Participant.
An event or action will not give the Participant grounds to voluntarily terminate employment as a Good Reason Termination unless (A) the Participant gives the Company written notice within 60 days after the Participant knows or reasonably should know of the initial existence of such event or action, (B) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from the Participant, and (C) the Participant terminates employment within 60 days following the end of the cure period.
Notwithstanding the above, if approved by the Plan Administrator and specifically provided in the Participation Notice, a different definition of Good Reason Termination may apply to a particular Participant to the extent provided in the Participant’s Participation Notice.

(i)    “Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company resulting in a Separation from Service for a reason other than death, disability or Cause.
(j)    “Participant” means an individual who has been designated by the Plan Administrator to participate in the Plan, but only if that individual also has executed and returned a valid Participation Notice to the Company no later than the deadline specified by the Company.
(k)    “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is eligible to participate in the Plan, substantially in the form of EXHIBIT A hereto. Notwithstanding any contrary provision of the Plan, an employee will become a Participant only if that individual has executed and returned a valid Participation Notice to the Company no later than the deadline specified by the Company.
(l)    “Plan Administrator” means the Board or any committee thereof duly authorized by the Board to administer the Plan. As of the Effective Date, the Plan Administrator is the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(m)    “Qualifying Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Good Reason Termination, in either case that occurs within a Change in Control Period. For the avoidance of doubt, termination of employment of a Participant due to death or Disability, outside of a Change in Control Period or in circumstances not described in the preceding sentence will not constitute a Qualifying Termination.
(n)    “Restricted Period” means the period of 24 months immediately following the Participant’s termination of employment. Notwithstanding the preceding, if approved by the Plan Administrator and specifically provided in the Participation Notice, the duration of the Restricted Period for a particular Participant may differ if and to the extent specified in the Participant’s Participation Notice.
(o)    “Section 409A Limit” means 2 times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any applicable guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

(p)    “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any permissible alternative definition of “termination of employment” thereunder.
3.    CONDITIONS TO RECEIPT OF BENEFITS. Notwithstanding any contrary Plan provision, as a condition to receiving any severance payments or benefits under Section 4, a Participant will be required to comply with all of the provisions of this Section 3.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits in Section 4 is subject to Participant (or, in the event of Participant’s death, Participant’s estate’s) signing and not revoking a release of claims in favor of the Company and in the form specified by the Company (the “Release”). The Company will provide the Release to Participant (or Participant’s estate) within five (5) days following termination of Participant’s employment. The Company may specify a form of Release that reflects changes in law subsequent to the Effective Date and consistent with the intent of a full release of claims by Participant in favor of the Company. However, in no event may the Company add any new material post-employment obligation on the part of Participant (or Participant’s estate) to which Participant has not already agreed in writing. Notwithstanding any contrary provision of this Plan, if the Release does not become effective and irrevocable by the Release Deadline, Participant will forfeit any right to severance payments or benefits under this Plan. For purposes of this Plan, “Release Deadline” means the sixtieth (60th) day following Participant’s termination of employment. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
(b)    Non-Competition. The portion of this Section 3(b) that applies during the Restricted Period shall not apply to any Participant located within the state of California. While Participant is employed by the Company and during the Restricted Period, Participant must not (whether for compensation or otherwise), alone or as an officer, director, investor (except for investments in securities of publicly traded companies that are not in excess of one percent (1%) of such entity’s securities), partner, associate, employee, agent, principal, trustee, person, consultant, co-venturer, creditor, guarantor, owner, representative, or in any other such capacity, participate with or become associated with any person, firm, partnership, corporation or other entity that is engaged in a business that competes directly with a material business of the Company (it being understood that “material” for purposes of this Section 3 means: (i) business from which the Company (as constituted during Participant’s employment and ignoring any non-Company business from any company that acquires the Company) derives at least 5% of its annual revenue, or (ii) any entity which directly, or through its affiliates, is engaged in the design and/or production of thermal imaging cameras, components and/or imaging sensors, or (iii) is a line of business that: (A) is reasonably expected to have a material impact on the Company’s prospects during the Restricted Period, (B) was under active and substantial development by the Company during Participant’s employment, or the Company has taken demonstrable steps to develop, and (C) is brought to the commercial market by the Company during the Restricted Period, (individually and collectively, a “Competitive Business”); provided that, subject to the next sentence, nothing in this Section 3(b) shall preclude Participant from providing services to or otherwise being associated with an entity that operates multiple businesses including indirectly, through its affiliates, a Competitive Business, if Participant does not provide services, directly or indirectly, with respect to, or have supervisory or executive authority with respect to, any such affiliate which is itself directly engaged in such Competitive Business. Participant understands and agrees that the Company has global operations and that there are entities that may compete with the principal businesses of the Company in countries outside of the United States, and that may be included in the scope of this Section 3(b) if Participant’s job duties and geographic areas served include countries outside of the United States. During the Restricted Period, Participant will inform each new employer or other entity, prior to accepting employment or acting as an agent or independent contractor for any person or entity, of the existence and details of this Plan and provide the employer or other entity with a copy of this Plan. Participant represents that Participant’s experience and capabilities are such that the restrictions contained herein will not prevent Participant from obtaining employment or otherwise earning a reasonable living. If Participant is employed in the Commonwealth of Massachusetts, Participant understands that Participant will only be bound by the foregoing if Participant (a) is not laid off or terminated without cause, and (b) is provided appropriate payment during the Restricted Period, as defined by applicable law.
(c)    Non-Solicit. The portion of this Section 3(b) that applies during the Restricted Period shall not apply to any Participant located within the state of California. While Participant is employed by the Company and during the Restricted Period, Participant must not directly or indirectly, for Participant’s own account or the account of any other person or entity solicit, recruit, induce, or attempt to solicit, recruit, or induce, directly or by assisting others (including but not limited to, any new employer) any person who is, or within 12 months of that time has been, employed by or otherwise engaged to perform services for the Company. A general advertisement by Participant’s new employer that is not directed specifically at service providers of the Company shall not be deemed a violation of the preceding sentence.
(d)    Non-Disparagement. While Participant is employed by the Company and during the Restricted Period, Participant must not disparage, defame, libel, or slander of any of the parties named in the Release. So long as Participant complies with the preceding sentence, the Company will instruct its executive officers and members of the Board not to engage in any disparagement, defamation, libel, or slander of the Participant during the Restricted Period so long as each such individual remains an officer or member of the Company.
(e)    Return of Company Property. Participant must return all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during Participant’s period of employment with the Company and other Company materials and property that Participant has in Participant’s possession, custody or control, including, without limitation, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving payments or benefits under Section 4, Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, Participant is not required to return the Participant's personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits, equity awards, other terms and conditions of employment and any other documentation received as a stockholder of the Company.
(f)    Proprietary Information Agreement. While Participant is employed by the Company and during the Restricted Period, Participant must to comply with the form of [NAME OF PARTICIPANT INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT] or any similar or successor document (the “Proprietary Agreement”) between Participant and the Company. If Participant has not entered into a Proprietary Agreement, Participant must sign the standard form in effect immediately prior to the Change in Control (and comply with the Proprietary Agreement), provided that the Company may revise that agreement to make it effective if it is being signed at or close to termination of employment and/or the Company may add terms incorporating the concepts from the Proprietary Agreement into the Release Agreement Participant is required to sign as a condition of receiving severance or benefits under Section 4.
4.    BENEFITS UPON TERMINATION OF EMPLOYMENT.
(a)    Qualifying Termination. If a Participant incurs a Qualifying Termination, then, in all cases only if Participant timely signs, returns to the Company and does not revoke the Release, and the Participant fully complies with all provisions of Section 3, then subject to this Section 4, Participant will receive the following:
(i)    Severance Payment. Participant will receive the following:
(1)    A lump sum payment of 200% of Participant’s annual base salary as in effect immediately prior to Participant’s termination date (excluding any reduction that would constitute Good Reason);

(2)    a lump sum payment of the Executive’s target bonus for the fiscal year of the Company in which the termination occurs or, if greater, for the immediately preceding fiscal year, and in all cases prorated for the portion of the fiscal year preceding the date of termination;
(3)    a lump sum payment of 200% of Participant’s target bonus for the fiscal year of the Company in which the termination occurs or, if greater, for the immediately preceding fiscal year, and
(4)    the product of (x) the number of months in the Restricted Period, multiplied by (y) the amount of monthly premium that Participant otherwise would be required to pay for Participant and any of Participant’s eligible dependents (if applicable) for the first month of Company group health care coverage under COBRA, without regard to whether Participant elects continued health coverage under for the first month of Company group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Participant and any of Participant’s eligible dependents.
(ii)    Vesting Acceleration of Equity Awards.
(1)    All shares of Participant’s equity-based compensation awards (including, without limitation, restricted stock, restricted stock units, performance shares, performance units and stock options) that, as of immediately prior to Participant’s termination of employment with the Company, are outstanding but unvested and subject only to time-based vesting (that is, continued service to Company), will vest immediately as to one hundred percent (100%) of the shares subject thereto.
(2)    All shares of Participant’s performance-based equity compensation awards (meaning awards that remain subject to the achievement of performance goals) that are outstanding but unvested as of immediately prior to the termination of Participant’s employment with the Company will vest immediately as to one hundred percent (100%) of the target number of shares and at one hundred percent (100%) of target performance. For the avoidance of doubt, any equity compensation awards for which the applicable performance goals previously were achieved but that remain subject to time-based vesting will be considered time-based awards subject to subsection (1) above.
(3)    Notwithstanding the above subsections (1) and (2), (A) if approved by the Plan Administrator and specifically provided in a Participant’s Participation Notice, a different treatment for vesting of equity awards (including, but not limited to, no vesting) may apply to that particular Participant to the extent provided in the Participant’s Participation Notice, and (B) with respect to any equity awards that are outstanding as of the Effective Date, this Plan is not intended to divest any Participant of any rights specifically provided in any such award agreement.
(b)    Timing of Payments.

(i)    If the Release does not become effective and irrevocable by the Release Deadline, Participant will forfeit any rights to severance or benefits under this Plan other than the accrued compensation set forth in Section 4(f). In no event will any other severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
(ii)    Unless otherwise required by Section 4(e), the Company will pay any severance payments set forth in Section 4(b) in the manner set forth therein, subject to the other provisions of this Section 4. Any lump-sum payment will be paid 60 days following Participant’s termination date, except as otherwise provided in Section 4. Any installment payments will commence on the 60th day after termination or the next payroll date thereafter. If Participant should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Participant’s designated beneficiary, if living, or otherwise to the personal representative of Participant’s estate.
(c)    Voluntary Resignation; Termination for Cause. For the avoidance of doubt, if Participant’s employment with the Company terminates (i) voluntarily by Participant (with or without Good Reason) outside the Change of Control Period or by Participant other than for Good Reason at any time, or (ii) for Cause by the Company, then Participant will not be entitled to receive severance or other benefits under this Plan except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)    Disability; Death. If the Company terminates Participant’s employment as a result of Participant’s Disability, or Participant’s employment terminates due to his or her death, then Participant will not be entitled to receive any other severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company (including, but not limited to, any applicable equity award agreement).
(e)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Plan, no severance pay or benefits to be paid or provided to Participant , if any, pursuant to this Plan that, when considered together with any other severance payments or separation benefits are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Participant, if any, pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Participant has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Plan that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Participant’s separation from service, or, if later, such time as required by Section 4(e)(iii). Except as required by Section 4(e)(iii), any installment payments that would have been made to Participant during the sixty (60) day period immediately following Participant’s separation from service but for the preceding sentence will be paid to Participant on the sixtieth (60th) day following Participant’s separation from service and the remaining payments shall be made as provided in this Plan.
(iii)    Notwithstanding anything to the contrary in this Plan, if Participant is a “specified employee” within the meaning of Section 409A at the time of Participant’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Participant’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Participant’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Participant dies following Participant’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Participant’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent necessary to comply with Section 409A, references to the termination of Participant’s employment with the Company or similar terms shall mean a “separation from service” within the meaning of Section 409A.
(iv)    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(v)    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(vi)    This Plan is intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Participant agree to work together in good faith to consider amendments to this Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Participant under Section 409A. In no event will the Company or any of its parent, subsidiaries or affiliates have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties, or interest imposed, or other costs incurred, as a result of Section 409A or any other tax law or regulation.
(f)    Accrued Amounts. Notwithstanding any contrary provision of the Plan and without regard to the reason for, or the timing of, Participant’s termination of employment, the Company shall pay Participant: (i) any unpaid base salary due for periods prior to the date of termination, payable on the next payroll date following termination, (ii) any accrued but unused vacation, as required under the applicable Company policy, payable on the next payroll date following termination; (iii) all expenses incurred by Participant in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy, payable pursuant to the Company reimbursement policy; (iv) any amounts or benefits otherwise due under applicable law, payable within the period of time mandated by law and (v) accrued vested benefits due under the applicable terms of the benefits plans of the Company or its subsidiaries (including, without limitation, any previously vested equity awards).
(g)    Other Requirements. Participant’s receipt of any payments or benefits under this Section 4 (other than under Section 4(f)) will be subject to Participant complying with Section 3 of this Plan.
5.    LIMITATIONS ON BENEFITS.
(a)    Prior Agreements; Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under this Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Participant by the Company (or any successor thereto) that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under this Plan. Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iii) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Participant’s employment. For the avoidance of doubt, and in order to prevent any duplication of benefits under this Plan and the FLIR Systems, Inc. Executive Severance Benefit Plan as may be amended from time to time (the “Non-CIC Plan”), if a Participant has received or becomes entitled to receive any benefits under the Non‑CIC Plan (for example, prior to the occurrence of a Change in Control), but also becomes entitled to receive any benefits under this Plan, then (A) the benefits payable under this Plan will be reduced by any amounts already provided to the Participant under the Non-CIC Plan, (B) any benefits not already paid or provided to the Participant under the Non-CIC Plan will cease immediately upon the Participant becoming entitled to benefits under this Plan, and (C) the Participant will receive benefits under this Plan and forfeit any remaining benefits that otherwise would be payable to the Participant under the Non‑CIC Plan. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under this Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any earned but unpaid salary, bonuses, other wages or employee welfare benefits to which a Participant may be entitled for the period ending with the Participant’s Qualifying Termination.
(b)    Mitigation. A Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.
(c)    Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant's Qualifying Termination, the Company reserves the right to offset the payment of any severance benefits under the Plan by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws. The Participant’s execution of the Participant's Notice constitutes knowing written consent to the foregoing.
(d)    Parachute Payments. Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last). If Section 409A is not applicable by law to a Participant, the Company shall determine whether any similar law in the Participant’s jurisdiction applies and should be taken into account.
6.    TAX MATTERS.
(a)    Withholding. All payments under the Plan will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.
(b)    Tax Advice. By becoming a Participant in the Plan, Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in this Plan. Participant shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for the Participant's own tax liability that may arise as a result of becoming a Participant in the Plan.
7.    REEMPLOYMENT. In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits have been provided (that is, benefits as a result of a Qualifying Termination), the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
8.    RIGHT TO INTERPRET PLAN; TERM OF PLAN; AMENDMENT AND TERMINATION.
(a)    Exclusive Discretion. The Plan Administrator will have the exclusive discretion and full authority to administer the Plan and to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, the eligibility to participate in the Plan, the amount of benefits paid under the Plan and any adjustments that need to be made in accordance with the laws applicable to a Participant. The rules, interpretations, computations and other actions of the Plan Administrator will be binding and conclusive on all persons.
(b)    Term of Plan. The Plan will become effective upon the Effective Date and will terminate automatically on the third anniversary of the Effective Date, except that the Plan will not terminate and automatically will be extended for additional 1 year terms commencing on the first anniversary of the Effective Date, unless the Company provides written notice to the affected Participant(s) at least 6 months in advance of the expiration of the then-current term (that is, either the initial 3 year term or any subsequent 1 year term). A termination of the Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a qualifying termination of employment occurring prior to the termination of the Plan.
(c)    Amendment or Termination. The Company (by action of the Board or any committee thereof) reserves the right to amend or (subject to Section 8(b)) terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time, subject to the following provisions of this Section 8(c). Any amendment or termination of the Plan will be in writing. Any amendment to the Plan that (1) causes an individual or group of individuals to cease to be a Participant, or (2) reduces or alters to the detriment of the Participant the severance benefits potentially payable to the Participant (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (1) and/or clause (2) being an “adverse amendment”), will not be effective during the 3 year period beginning on the Effective Date. An adverse amendment or termination will be effective after the third anniversary of the Effective Date and subject to Section 8(b), only if (A) it is approved by the Company and communicated to the affected individual(s) in writing more than 6 months before both the effective date of the adverse amendment or termination and the end of the then-current term of the Plan. Once a Participant has incurred a Qualifying Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the severance benefits payable to the Participant. In addition and notwithstanding the preceding, beginning on the date that is 3 months before a Change in Control, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for severance benefits, or (ii) reduces or alters to the detriment of the Participant the severance benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). The preceding sentence shall not apply to any amendment that otherwise both (x) would take effect before a Change in Control, and (y) meets the requirements of this Section 8 without regard to the preceding sentence. Any action of the Company in amending or terminating the Plan will be taken solely in a non‑fiduciary capacity.

9.    NO IMPLIED EMPLOYMENT CONTRACT. The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, for any reason or no reason, with or without notice, which right is hereby reserved.
10.    LEGAL CONSTRUCTION. The Plan will be governed by and construed under the laws of the State of Oregon (without regard to principles of conflict of laws), except to the extent preempted by ERISA.
11.    CLAIMS, INQUIRIES AND APPEALS.
(a)    Applications for Benefits and Inquiries. Any application for benefits under the Plan must be submitted to the Plan Administrator in writing by an applicant (or the applicant's authorized representative). The Plan Administrator is set forth in Section 13(d).
(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)    the specific reason or reasons for the denial;
(2)    references to the specific Plan provisions upon which the denial is based;
(3)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d).
The notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision on the application.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the Participant receives notification that the Participant's application was denied. A request for a review will be in writing and will be addressed to:
FLIR Systems, Inc.
Attn: General Counsel
27700 SW Parkway Avenue
Wilsonville, OR 97070
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant's representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to the applicant's claim. The applicant (or the applicant's representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant's claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or the applicant's representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:
(1)    the specific reason or reasons for the denial;
(2)    references to the specific Plan provisions upon which the denial is based;

(3)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant's claim; and
(4)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.
(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
12.    BASIS OF PAYMENTS TO AND FROM PLAN. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.
13.    OTHER PLAN INFORMATION.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 93-0708501. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is [NUMBER].
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
FLIR Systems, Inc.
Attn: General Counsel
27700 SW Parkway Avenue
Wilsonville, OR 97070

(d)    Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:
FLIR Systems, Inc.
Attn: General Counsel
27700 SW Parkway Avenue
Wilsonville, OR 97070
The Plan Sponsor’s and Plan Administrator’s telephone number is (503) 498-3547. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
14.    STATEMENT OF ERISA RIGHTS.
Participants in the Plan (which is a welfare benefit plan sponsored by FLIR Systems, Inc.) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a Participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits
(a)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(c)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
15.    GENERAL PROVISIONS.
(a)    Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s General Counsel), or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 13(d), in the case of a

Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.
(b)    Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.
(c)    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(d)    Protected Activity. Notwithstanding any contrary provision of the Plan or of the Release, nothing in this Plan or the Release shall prohibit or impede Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” shall mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Proprietary Agreement or any other agreement between the Participant and the Company relating to the protection of confidential information) to any parties other than the Governmental Entities. The Participant further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Agreement (or in any other agreement between the Participant and the Company relating to the protection of confidential information) that conflicts with, or is contrary to, this paragraph is superseded by this Plan. The Participant understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(e)    Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
(f)    Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.
16.    EXECUTION. To record the adoption of the Plan as set forth herein, FLIR Systems, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

FLIR SYSTEMS, INC.: (Signature) By:___________________________________ Title:__________________________________

EXHIBIT A
FLIR SYSTEMS, INC.
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
PARTICIPATION NOTICE
To:
Date:
FLIR Systems, Inc. (the “Company”) has adopted the FLIR Systems, Inc. Change in Control Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan. [Insert sentence to tailor any specific items that vary from policy, if any: For purposes of your participation in the Plan, the Restricted Period will be [ ] months following your termination of employment, rather than the 12 months indicated in the Plan.]
Please return to the Company’s General Counsel a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records. If you do not return the signed Participation Notice by [DEADLINE], you will not become a Participant in the Plan and you will not be entitled to any payments or benefits under the Plan.
Your signature below confirms your agreement (1) to all of the terms and conditions of the Plan, the Plan supersedes and replaces, in its entirety, any prior agreement between the Company and you relating to the subject matter that is contained in this Plan, including, without limitation any offer letter, severance agreement, severance plan, severance policy or similar plan or arrangement [(including, for example, [SPECIFIC REFERENCE TO ANY EXPIRING AGREEMENT IF AVAILABLE]].

FLIR SYSTEMS, INC.: (Signature) By:________________________________ Title:_______________________________